Exhibit 99.1

[GENAERA LOGO]

FOR IMMEDIATE RELEASE

Contact:

Genaera Corporation	The Trout Group/BMC Communications
Jennifer Bilotti	Jonathan Fassberg ext. 16 (investor inquiries)
(610) 941-4020	Brad Miles ext. 17 (media inquiries)
www.genaera.com	(212) 477-9007

Genaera Announces Second Quarter 2004 Financial Results

Plymouth Meeting, PA, August 2, 2004 /PRNewswire/ — Genaera Corporation (NASDAQ: GENR) announced today its financial results for the three and six-month periods ended June 30, 2004. The net loss applicable to common shareholders for the three months ended June 30, 2004 was $3,957,000, or $(0.08) per share, as compared to $1,523,000, or $(0.04) per share, for the three months ended June 30, 2003. The net loss applicable to common shareholders for the six months ended June 30, 2004 was $8,320,000, or $(0.16) per share, as compared to $3,125,000, or $(0.09) per share, for the six months ended June 30, 2003.

Genaera’s research and development expenses for three- and six-month periods ended June 30, 2004 were $3,015,000 and $6,151,000, respectively, compared to $1,179,000 and $2,816,000, respectively, for the same periods in 2003. The increases in both periods were primarily due to expanded development efforts related to squalamine for treatment of age related macular degeneration (AMD) and resulting increases in nonclinical and clinical expenses including personnel and consulting expenses.

Genaera’s general and administrative expenses for the three- and six-month periods ended June 30, 2004 were $926,000 and $2,354,000, respectively, compared to $678,000 and $1,232,000, respectively, for the same periods in 2003. The increases in both periods were primarily due to increases in personnel as a result of expanded development efforts, increased professional fees and charges related to stock compensation.

Genaera’s cash and investment balance at June 30, 2004 was $25.3 million.

Roy C. Levitt, MD, President and Chief Executive Officer, commented, “This was a very productive quarter for Genaera, as our development programs progressed nicely, most notably squalamine for age-related macular degeneration (AMD). We announced our plans for U.S. clinical trials in AMD in a webcast/conference call in late April and proceeded to start two Phase II trials in AMD during the second quarter. We intend to start an additional Phase II wet AMD trial shortly and Phase III wet AMD trials in early 2005. Additional oncology results were presented early in June at the 2004 ASCO meeting including promising safety and objective response data for squalamine in its Phase IIb non-small cell lung cancer clinical trial. Our prostate cancer Phase II study of squalamine, funded in part by a government grant, also continues. Regarding our other drug development efforts, the mucoregulator and IL-9 respiratory genomics programs were highlighted by the issuance of several patents, and multiple presentations at the 100th Annual American Thoracic Society meeting. Finally, we anticipate the start of clinical trials by MedImmune Inc., with an IL-9 antibody for asthma in August, which will trigger a modest early clinical milestone payment to Genaera. ”

Genaera Corporation is a biopharmaceutical company committed to developing medicines for serious diseases from genomics and natural products. Research and development efforts are focused on anti-angiogenesis and respiratory diseases. Genaera Corporation has three products in development including squalamine, an anti-angiogenesis treatment for cancer and ophthalmic indications, notably wet age-related macular degeneration (AMD), a multi-billion dollar market. Squalamine is a first in class small molecule anti-angiogenic that Genaera produces synthetically. Genaera’s other programs include interleukin-9 antibody, a respiratory treatment based on the discovery of a genetic cause of asthma and LOMUCIN™, a mucoregulator to treat the overproduction of mucus and secretions involved in many forms of chronic respiratory disease.

For more information on Genaera, visit the company’s website at www.genaera.com.

This announcement contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties, known and unknown. Forward-looking statements reflect management’s current views and are based on certain expectations and assumptions. You may identify some of these forward-looking statements by the use of words in the statements such as “anticipate,” “believe”, “continue,” “develop,” “expect,” “plan” and “potential” or other words of similar meaning. Genaera’s actual results and performance could differ materially from those currently anticipated and expressed in these and other forward-looking statements as a result of a number of risk factors, including, but not limited to, the risk that clinical trials for Genaera’s product candidates, including squalamine, may not be successful; Genaera’s history of operating losses since inception and its need for additional funds to operate its business; the costs, delays and uncertainties inherent in scientific research, drug development, clinical trials and the regulatory approval process; the risk that Genaera may not obtain regulatory approval for its products, whether due to adequacy of the development program, the conduct of the clinical trials, changing regulatory requirements, different methods of evaluating and interpreting data, regulatory interpretations of clinical risk and benefit, or otherwise; Genaera’s reliance on its collaborators, in connection with the development and commercialization of Genaera’s product candidates; market acceptance of Genaera’s products, if regulatory approval is achieved; competition; general financial, economic, regulatory and political conditions affecting the biotechnology and pharmaceutical industry; and the other risks and uncertainties discussed in this announcement and in Genaera’s filings with the U.S. Securities and Exchange Commission, all of which are available from the Commission in its EDGAR database at www.sec.gov as well as other sources. You are encouraged to read these reports. Given the uncertainties affecting development stage pharmaceutical companies, you are cautioned not to place undue reliance on any such forward-looking statements, any of which may turn out to be wrong due to inaccurate assumptions, unknown risks, uncertainties or other factors. Genaera does not intend (and it is not obligated) to publicly update, revise or correct these forward-looking statements or the risk factors that may relate thereto.

GENAERA CORPORATION

CONDENSED STATEMENT OF OPERATIONS

(unaudited)

(amounts in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
Revenues	$36	$389	$172	$876

Costs and expenses
Research and development	3,015	1,179	6,151	2,816
General and administrative	926	678	2,354	1,232

	3,941	1,857	8,505	4,048

Loss from operations	(3,905)	(1,468)	(8,333)	(3,172)

Interest income	67	22	132	46

Interest expense	(1)	(30)	(1)	(64)

Gain (loss) on sale of equipment	(118)	74	(118)	204

Net loss	(3,957)	(1,402)	(8,320)	(2,986)
Dividends on preferred stock	—	121	—	139

Net loss applicable to common stockholders	$(3,957)	$(1,523)	$(8,320)	$(3,125)

Net losses applicable to common stockholders per share - basic and diluted	$(0.08)	$(0.04)	$(0.16)	$(0.09)

Weighted average shares outstanding - basic and diluted	52,396	35,691	51,711	35,679

CONDENSED BALANCE SHEETS

(unaudited)

(amounts in thousands)

	June 30, 2004	December 31, 2003
Cash, cash equivalents and investments	$25,271	$13,135
Prepaid expenses and other current assets	614	264
Fixed assets, net	840	1,095
Other assets	59	59

Total assets	$26,784	$14,553

Current liabilities	$2,061	$2,883
Long-term liabilities	579	1,048
Stockholders’ equity	24,144	10,622

Total liabilities and stockholders’ equity	$26,784	$14,553